Exhibit 99.1

ANACOR PHARMACEUTICALS AWARDED U.S. GOVERNMENT FUNDING TO DISCOVER NEW CLASSES OF SYSTEMIC ANTIBIOTICS

Palo Alto, CA – October 21, 2013 – Anacor Pharmaceuticals (NASDAQ:ANAC) today announced it has entered into a research agreement with the United States Department of Defense, Defense Threat Reduction Agency (DTRA) to design and discover new classes of systemic antibiotics.  A drug discovery consortium formed by Anacor, Colorado State University (C.S.U.) and the University of California at Berkeley (U.C. Berkeley) will conduct the research over a three and a half year period.  The work is funded by a $13.5 million award from DTRA’s R&D Innovation and Systems Engineering Office which was established to search for and execute strategic investments in innovative technologies for combating weapons of mass destruction.

“Increasing resistance to existing antibiotics has created a critical need for new classes of antibiotics.  We are pleased that DTRA recognizes the potential of Anacor’s innovative boron chemistry, and we are looking forward to collaborating with DTRA, C.S.U and U.C. Berkeley on this important research,” said David Perry, Anacor’s Chief Executive Officer.

Under this award, Anacor will apply its boron chemistry to discover rationally designed novel antibiotics that target DTRA-priority pathogens known to exhibit resistance to existing antibiotics.  This work will be performed in collaboration with Dr. Richard Slayden, Associate Director for the Center for Environmental Medicine, Department of Microbiology, Immunology and Pathology, Colorado State University and two University of California Berkeley researchers, Dr. Jamie Cate, Professor of Biochemistry, Biophysics and Structural Biology and of Chemistry, and Dr. Jonas Noeske, all widely regarded as experts in the field.  The new classes of boron-containing antibiotics would be considered for further development by DTRA as part of ongoing programs to improve medical countermeasures against biological threats.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform.  Anacor has discovered eight compounds that are currently in development.  Its two lead product candidates are topically administered dermatologic compounds — tavaborole, an antifungal for the treatment of onychomycosis, and AN2728, an anti-inflammatory PDE-4 inhibitor for the treatment of atopic dermatitis and psoriasis.  In addition to its two lead programs, Anacor has discovered three other wholly-owned clinical product candidates — AN2718 and AN2898, which are backup compounds to tavaborole and AN2728, respectively, and AN3365, an antibiotic for the treatment of infections caused by Gram-negative bacteria.  We have also discovered three other compounds that we have out-licensed for further development — one is licensed to Eli Lilly and Company for the treatment of an animal health indication, the second compound, AN5568, also referred to as SCYX-7158, is licensed to Drugs for Neglected Diseases initiative, or DNDi, for human African trypanosomiasis (HAT, or sleeping sickness), and the third compound is licensed to GlaxoSmithKline for development in tuberculosis.  We also have a pipeline of other internally discovered topical and systemic boron-based compounds in development.  For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to Anacor’s collaboration with DTRA, C.S.U. and U.C. Berkeley to discover novel antibiotics.  These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause timing, actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.  Reference should be made to Anacor’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission under the heading “Risk Factors” and Anacor’s subsequent Quarterly Reports on Form 10-Q for a more detailed description of such factors. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Contact:

DeDe Sheel

Director, Investor Relations and Corporate Communications

650.543.7575